Exhibit 99.2

News Release

Rayonier Declares Special Cash Dividend of $0.20 Per Share
WILDLIGHT, Fla. – (BUSINESS WIRE) – Dec. 18, 2023 – Rayonier Inc. (NYSE:RYN) announced today that the Company’s board of directors has declared a one-time, special cash dividend of $0.20 per common share. The dividend is payable on January 12, 2024, to shareholders of record on December 29, 2023.

The Company also announced today that the Company’s board of directors, in its capacity as the board of directors of the general partner of Rayonier, L.P., has declared a one-time, special cash distribution of $0.20 per operating partnership unit. The cash distribution is payable on January 12, 2024, to holders of record on December 29, 2023.

“The payment of this special dividend addresses increased REIT taxable income resulting from our disposition of 55,000 acres of timberland in Oregon, and further demonstrates our commitment to returning capital to shareholders as part of the asset disposition and capital structure realignment plan announced on November 1st,” said David Nunes, Chief Executive Officer. “As we continue to execute on our plan, we will balance debt reduction and return of capital to shareholders in a tax efficient manner.”

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2023, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.

Contacts
Investors: Collin Mings, investorrelations@rayonier.com, 904-357-9100
Media: Alejandro Barbero, alejandro.barbero@rayonier.com

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com